200 Connell Drive
Berkeley Heights, NJ 07922

Genta Announces Completion of Patient Enrollment into Global Phase 3 Trial of Genasense® in Advanced Melanoma

BERKELEY HEIGHTS, NJ – April 7, 2009 – Genta Incorporated (OTCBB:  GNTA.OB) announced that the Company had completed patient enrollment into AGENDA, a Phase 3 trial of Genasense® (oblimersen sodium) Injection in patients with advanced melanoma.  Final accrual totaled 315 subjects.

“Completion of this trial represents a major milestone for our Company”, said Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer.  “Over the past 10 years, Genta has made a sustained and substantial commitment toward improving health and outcomes for patients with this devastating illness.  This timely completion of accrual is a tribute to the hard work of our employees, physician investigators, study coordinators, patients, and families.  Their enthusiasm and the extensive prior data that underlay the planning of this trial offers what we believe is the most promising and exciting advance in melanoma therapy after many decades of setbacks.  We currently project that the final assessment of progression-free survival (PFS) will be analyzed approximately 6 months after the last patient has been enrolled.  If positive, we plan discussions with global regulatory agencies regarding submissions for marketing approval based on this result coupled with our extensive prior data.”

About AGENDA

AGENDA is a Phase 3, randomized, double-blind, placebo-controlled trial that is intended to support global registration of Genasense for patients with advanced melanoma.  The study was designed to confirm certain safety and efficacy results obtained in a prior randomized trial of Genasense combined with dacarbazine (DTIC) in patients who have not previously received chemotherapy (GM301).  AGENDA employs a biomarker to define those patients who derived maximum clinical benefit during the preceding study.  These patients are characterized by low-normal levels of LDH (lactate dehydrogenase), a tumor-derived enzyme that is readily detected in blood.

Analysis of those efficacy outcomes in GM301, which were observed in 274 patients, showed the following results:

Endpoint	Genasense/DTIC	DTIC	Hazard Ratio	P
Overall response	20.8%	7.2%		0.002
Durable response	10.7%	2.4%		0.007
Progression-free survival, median	3.6 mos.	1.6 mos.	0.58	< 0.0001
Overall survival, median	12.3 mos.	9.9 mos.	0.64	0.0009

A scientific publication that describes overall efficacy and safety results from the prior study (GM301) can be accessed at: http://jco.ascopubs.org/cgi/content/full/24/29/4738.  The co-primary endpoints of AGENDA are progression-free survival (PFS) and overall survival.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death).  By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment.  Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its DNA/RNA Medicines program.  The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss.  The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  Ganite and Genasense are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•
the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy;

•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2008 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com